Exhibit 24

POWER OF ATTORNEY

    The undersigned Directors of Valmont Industries, Inc., a Delaware Corporation, hereby constitute and appoint Stephen G. Kaniewski as attorney-in-fact in their name, place and stead to execute Valmont’s annual report on Form 10-K for the fiscal year ended December 25, 2021, together with any and all subsequent amendments thereof in their capacity as Director and hereby ratify all that said attorney-in-fact may do by virtue thereof.
    DATED this the 23rd day of February, 2022.

/s/ MOGENS C. BAY	/s/ JAMES B. MILLIKEN
Mogens C. Bay, Director	James B. Milliken, Director

/s/ KAJ DEN DAAS	/s/ DANIEL P. NEARY
Kaj den Daas, Director	Daniel P. Neary, Director

/s/ RITU C. FAVRE	/s/ CATHERINE J. PAGLIA
Ritu C. Favre, Director	Catherine J. Paglia, Director

/s/ DR. THEO W. FREYE	/s/ CLARK T. RANDT, JR.
Dr. Theo W. Freye, Director	Clark T. Randt, Jr., Director

/s/ RICHARD A. LANOHA	/s/ JOAN ROBINSON-BERRY
Richard A. Lanoha, Director	Joan Robinson-Berry, Director